EXHIBIT 3.235
Sate of Delaware
Secretary of State
Division of Corporations
Delivered 11:23 AM 12/06/2005
FILED 11:23 AM 12/06/2005
SRV 050989450 — 4072307 FILE
CERTIFICATE OF FORMATION
OF
CP HOSPITAL GP, LLC
Under Section 18-201 of the
Delaware Limited Liability Company Act
FIRST: The name of the limited liability company is CP HOSPITAL GP, LLC (the “Company”).
SECOND: The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
THIRD. The name and address of the registered agent for service process on the Company in the State of Delaware Corporation Service Company, is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of December 5, 2005
By:/s/Rebecca Hurley
Name: Rebecca Hurley
Title: Authorized Person